EXHIBIT 99.1

              Zanett Secures Bank Funding for Future Acquisitions --

               Fifth Third Bank to Become Zanett's Principal Bank

NEW YORK-- (BUSINESS WIRE)-September 14, 2004- Zanett Inc. ("Zanett") (NASDAQ: ZANE - News) today announced that it has entered into a commercial banking relationship with Cincinnati- based Fifth Third Bank ("Fifth Third") to provide a custom credit facility that Zanett will use to fund its future organic growth and acquisition strategies. Fifth Third Bank (NASDAQ: FITB), with $94 Billion in assets, is a rapidly growing, super-regional institutional bank. In addition to the credit facility, the bank will provide Zanett with comprehensive, centralized treasury and cash management services.

Zanett's First Choice

Commenting on the selection of Fifth Third as the Company's new principal bank, Jack Rapport, Zanett's Chief Financial Officer noted, "After reviewing proposals from a number of potential financial partners, we concluded that Fifth Third exhibited the most flexibility, responsiveness and understanding of our operations. In addition, they've provided us with a formula for growth that will allow our borrowing facility to scale with new additions to the IT Commonwealth T."

More Acquisitions, Shorter Timeframe

In commenting on the new credit facility, Zanett's President, Claudio Guazzoni, said, "We are pleased to choose Fifth Third as our new banking partner. Awarded first place ranking in the category of Super-Regional Banks by Fortune Magazine, Fifth Third, like Zanett, has been growing both organically as well as through acquisition. They understand our growth model and have provided Zanett with a facility that will enable us to accelerate our growth strategy, doing a larger number of acquisitions in a shorter period of time."

About Zanett, Inc. (www.zanettinc.com)
Zanett is an information technology ("IT") holding company that through its operating subsidiaries provides specialized IT services to Fortune 500 caliber and middle market companies, and large Government agencies. Collectively, the operating companies are referred to as the IT
Commonwealth(TM).

Contact:
Zanett, Inc.
Claudio Guazzoni or David McCarthy, 212-980-4600
Corporaterelations@Zanett.com

About Fifth Third Bancorp (www.fifththird.com)
Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $95.6 billion in assets, operates 17 affiliates with 1,000 full-service Banking Centers. The financial strength of Fifth Third's Ohio and Michigan affiliate banks continue to be recognized by rating agencies with deposit ratings of AA- and Aa1 from Standard & Poor's and Moody's, respectively. Additionally, Fifth Third Bancorp continues to maintain the highest short-term ratings available at A-1+ and Prime-1, and was recently recognized by Moody's with one of the highest senior debt ratings for any U.S. bank holding company of Aa2. Fifth Third operates four main businesses: Retail, Commercial, Investment Advisors and Fifth Third Processing Solutions.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause Zanett, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Zanett, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see Zanett, Inc.'s filings with the Securities and Exchange Commission.